Exhibit 23
                                                              ----------

INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in AnnTaylor Stores Corporation's Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No. 33-52389 on Form S-8, No. 33-55629 on Form S-8, No.
333-32977 on Form S-8, No. 333-37145 on Form S-8, No. 333-79921 on Form S-8, No.
333-38174 on Form S-8, No. 333-53502 on Form S-8, No. 333-90954 on Form S-8, No.
333-97005 on Form S-8 and No. 333-86955 on Form S-3 of our report dated February 28, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142) appearing in this Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended February 1, 2003.


/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
New York, New York
March 31, 2003